EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A ordinary shares beneficially owned by each of them Manchester United plc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 30th day of August, 2017.

Bryan G. Glazer Irrevocable Exempt Trust

By:	/s/ Bryan G. Glazer
Name:	Bryan G. Glazer
Title:	Trustee

Bryan G. Glazer

/s/ Bryan G. Glazer
Name:	Bryan G. Glazer

BGGT Holdings LLC

By:	Bryan G. Glazer Irrevocable Exempt Trust, its sole member

By:	/s/ Bryan G. Glazer
Name:	Bryan G. Glazer
Title:	Trustee